Exhibit 8.1

June 30, 2006

The PMI Group, Inc.

3003 Oak Road,

Walnut Creek, California 94597.

Ladies and Gentlemen:

As special tax counsel to The PMI Group, Inc. (the “Company”) in connection with the offer to exchange a new series of 2.50% Senior Convertible Debentures due 2021 and an exchange fee for the existing series of 2.50% Senior Convertible Debentures due 2021 (the “Exchange Offer”) pursuant to the Prospectus which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit, we hereby confirm to you our opinion as set forth under the heading “Certain U.S. Federal Income Tax Consequences” in the Prospectus, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Certain U.S. Federal Income Tax Consequences” in the Prospectus with respect to the Exchange Offer. In giving such consent, we do not admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP